Exhibit 99.2

Perma-Fix Announces Financial Results and Provides Business Update
for the First Quarter of 2015

ATLANTA – May 8, 2015 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced financial results for the first quarter ended March 31, 2015 and provided guidance for fiscal 2015.

Company Highlights

●	Treatment Segment revenue increases 27.1% compared to Q1 2014

●	Services Segment Q1 2015 revenue increases 34.1% compared to Q1 2014

●	Gross margin increases to 10.9% compared to 0.9% for Q1 2014

●	Projects Adjusted EBITDA (as defined below) of $6-$7M in 2015

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “As is typical in our industry, the first quarter of 2015 was a seasonally slow period, but we are pleased to report that we experienced a significant improvement over the comparable period last year. Revenue within both the Treatment and Services Segments increased 27.1% and 34.1%, respectively and we did dramatically reduce our infrastructure costs. Looking ahead to the second quarter of 2015, we believe that we should have continued revenue and gross profit improvement compared to the second quarter of 2014 and first quarter of 2015. As a result, we anticipate improvement in our adjusted EBITDA for both the first half of 2015 and the full year. Based on our improved visibility, we believe our adjusted EBITDA should be in the range of $6 to $7 million for 2015.”

Dr. Centofanti continued, “We continue to make progress within our Perma-Fix Medical S.A. subsidiary. First, we are pleased to report that the previously announced grant funding of $2.8 million under a consortium we formed, led by Perma-Fix Medical S.A., to develop a next generation Technetium-99m (“Tc-99m”) generator has been formally accepted. Secondly, at the upcoming shareholder meeting of Perma-Fix Medical S.A, on June 2, 2015, the new senior management team for that subsidiary will be finalized, pending shareholder approval. We believe that Perma-Fix Medical S.A. has assembled an impressive team with strong industry knowledge and experience. Lastly, Perma-Fix Medical S.A. is continuing its efforts to advance the Tc-99m production process towards commercialization and is working closely with its partners. We look forward to announcing additional developments as to Perma-Fix Medical S.A. as they unfold.”

Financial Results

Revenue for the first quarter of 2015 was $13.6 million versus $10.5 million for the same period last year. Revenue for the Treatment Segment increased to $9.7 million from $7.6 million for the same period in 2014. Revenue from the Services Segment was $3.9 million versus $2.9 million for the same period in 2014.

Gross profit for the first quarter of 2015 was $1.5 million versus $94,000 for the first quarter of 2014 primarily due to higher revenue in both Treatment and Services Segments. Gross margin increased to 10.9% from 0.9% for the same period last year primarily due to higher revenue and reduction in certain of our fixed costs.

Operating loss for the first quarter of 2015 was $1.8 million versus operating loss of $3.5 million for the first quarter of 2014. Net loss attributable to common stockholders for the first quarter of 2015 was $2.1 million or ($0.18) per share, versus net loss of $4.0 million or ($0.35) per share, for the same period in 2014. Both operating loss and net loss include research and development costs related to the Medical Isotope project totaling approximately $395,000 in Q1 2015 and $134,000 in Q1 2014.

The Company reported Adjusted EBITDA loss of $441,000 from continuing operations during the quarter ended March 31, 2015, as compared to an Adjusted EBITDA loss of $2.1 million from continuing operations during the same period of 2014. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for loss from continuing operations for the three months ended March 31, 2015 and 2014.

	Quarter Ended
	March 31,
(In thousands)	2015	2014
Loss from continuing operations	$(2,014)	$(3,703)

Adjustments:
Depreciation & amortization	966	1,211
Interest income	(8)	(7)
Interest expense	126	153
Interest expense - financing fees	58	45
Income tax expense	36	30

EBITDA	$(836)	$(2,271)

Research and development costs related to
Medical Isotope project	395	134

Adjusted EBITDA	$(441)	$(2,137)

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses and research and development costs related to our Medical Isotope project:

	March 31, 2015		March 31, 2014
(In thousands)	Treatment	Services	Treatment	Services
Net revenues	$9,749	$3,851	$7,673	$2,871
Gross profit (loss)	1,235	243	111	(17)
Segment profit (loss)	185	(303)	(1,174)	(1,048)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Friday, May 8, 2015. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877)-407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, and Ben Naccarato, Vice President and Chief Financial Officer, of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight Friday, May 15, 2015, and can be accessed by calling: (877)-660-6853 (U.S. callers) or +1-201-612-7415 (international callers) and entering conference ID: 13609066.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide. Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: continued revenue and gross profit improvement compared to the second quarter of 2014 and first quarter of 2015; adjusted EBITDA for both the first half of 2015 and the full year; adjusted EBITDA in the range of $6 to $7 million for 2015; new senior management team at Perma-Fix Medical S.A., pending shareholder approval; and Perma-Fix Medical S.A.’s commercialization of Tc-99m production process. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; our ability to fund the commercialization of our technology; approvals by required Polish authorities and shareholders of Perma-Fix Medical S.A.; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2014 Form 10-K and Form 10-Q for quarter ended March 31, 2015. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

 PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2015	2014

Net revenues	$13,600	$10,544
Cost of goods sold	12,122	10,450
Gross profit	1,478	94

Selling, general and administrative expenses	2,871	3,212
Research and development	404	371
Loss from operations	(1,797)	(3,489)

Other income (expense):
Interest income	8	7
Interest expense	(126)	(153)
Interest expense-financing fees	(58)	(45)
Foreign currency loss	(5)	―
Other	―	7
Loss from continuing operations before taxes	(1,978)	(3,673)
Income tax expense	36	30
Loss from continuing operations, net of taxes	(2,014)	(3,703)

Loss from discontinued operations, net of taxes	(223)	(266)
Net loss	(2,237)	(3,969)

Net loss attributable to non-controlling interest	172	―

Net loss attributable to Perma-Fix Environmental Services, Inc. common stockholders	$(2,065)	$(3,969)

Net loss per common share attributable to Pema-Fix Environmental Services, Inc. stockholders - basic and diluted:

Continuing operations	$(.16)	$(.33)
Discontinued operations	(.02)	(.02)
Net loss per common share	$(.18)	$(.35)

Number of common shares used in computing net loss per share:
Basic	11,486	11,419
Diluted	11,486	11,419

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2015	2014

ASSETS
Current assets:
Cash and equivalents	$1,280	$3,765
Account receivable, net of allowance for doubtful accounts of $2,135 and $2,170	8,573	8,272
Unbilled receivables	7,169	7,177
Other current assets	3,673	3,508
Deferred tax assets - current	385	385
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period	18	20
Total current assets	21,098	23,127

Net property and equipment	21,945	22,824
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period	681	681
Intangibles and other assets	42,064	42,004
Total assets	$85,788	$88,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,096	$20,233
Current liabilities related to discontinued operations	2,127	2,137
Total current liabilities	21,223	22,370

Long-term liabilities	19,792	19,341
Long-term liabilities related to discontinued operations	590	590
Total liabilities	41,605	42,301
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $818 and $803, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized; 11.493,817 and 11,476,485 shares issued, respectively; 11,486,175 and 11,468,843 shares outstanding, respectively	11	11
Additional paid-in capital	103,871	103,765
Accumulated deficit	(61,823)	(59,758)
Accumulated other comprehensive (loss) income	(77)	11
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders' equity	41,894	43,941
Non-controlling interest	1,004	1,109
Total stockholders' equity	42,898	45,050

Total liabilities and stockholders' equity	$85,788	$88,636